UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2007

MEDICINOVA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33185	33-0927979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 La Jolla Village Drive, Suite 950

San Diego, CA 92122

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Chairman of the Board

On March 30, 2007, the Board of Directors (the “Board”) of MediciNova, Inc. (the “Registrant”) elected Jeff Himawan, Ph.D. to serve as Chairman of the Board. Dr. Himawan joined the Registrant as a director in January 2006. Dr. Himawan is a Managing Director of Essex Woodlands Health Ventures, which he joined in 2001. Essex Woodland Health Ventures and its affiliates own approximately 10.2% of the Registrant’s outstanding common stock.

Employment Agreement with Yuichi Iwaki, M.D., Ph.D.

On March 30, 2007, the Board approved an Executive Employment Agreement by and between the Registrant and Yuichi Iwaki, M.D., Ph.D., Chief Executive Officer and President of the Registrant, effective as of April 1, 2007 (“Agreement”).

Pursuant to the Agreement, Dr. Iwaki is required to devote his entire business time, attention, energies, skills, learning and best efforts to further the Registrant’s interests and may not engage in any outside activities that compete in any way with the Registrant’s business. Dr. Iwaki is an “at will” employee, but both he and the Registrant are required to give three months’ written notice to terminate the Agreement. However, in lieu of the three months’ written notice, the Registrant may provide Dr. Iwaki with severance pay in an amount equal to 75% of his annual base salary.

The Agreement provides that Dr. Iwaki’s annual base salary will be $452,000. Such base salary may be adjusted on each anniversary of Dr. Iwaki’s employment by an amount mutually agreed upon by the Board and Dr. Iwaki. In addition, Dr. Iwaki may receive incentive bonuses at the discretion of the Board. The Agreement also provides that if Dr. Iwaki’s employment is terminated for any reason, the Registrant has the option to engage Dr. Iwaki as a consultant on a quarterly basis. Compensation for each quarter of consulting services would be equal to 15% of Dr. Iwaki’s annual base salary.

The Agreement provides that Dr. Iwaki may not disclose the Registrant’s confidential and proprietary information and must assign to the Registrant any inventions or other proprietary information discovered during his employment with the Registrant.

The foregoing description of the Agreement is qualified in its entirety by the actual terms of the Agreement, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On March 29, 2007, the Registrant conducted a conference call to discuss recently announced clinical trial results. A transcript of the prepared comments made by the Registrant’s management during the conference call is attached hereto as Exhibit 99.1.

The information in this Item 7.01, including the exhibit furnished herewith, is furnished pursuant to Item 7.01 and shall not be deemed “filed” for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. The information in this Item 7.01 of this Current Report on Form 8-K shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

At the Registrant’s Annual Meeting of Stockholders held on March 30, 2007, the Registrant’s stockholders (the “Stockholders”) took the following actions:

First, the Stockholders elected two Class III directors, Ms. Arlene Morris and Dr. John Prendergast, to serve until the Annual Meeting of Stockholders in 2010 or until their successors are duly elected and qualified. As a result of the voting, 7,357,942 votes were cast in favor of electing Ms. Morris and 514,758 votes were cast against; and 7,006,946 votes were cast in favor of electing Dr. Prendergast and 865,754 votes were cast against.

Second, the Stockholders ratified the appointment of Ernst & Young LLP as the Registrant’s independent registered public accounting firm for the fiscal year ending December 31, 2007. As a result of the voting, 7,358,842 votes were cast in favor; 9,600 votes were cast against; and 505,058 shares abstained from voting on such proposal.

2

Third, the Stockholders ratified the adoption of a Rights Agreement implementing a stockholder rights plan. As a result of the voting, 6,021,301 votes were cast in favor; 374,496 votes were cast against; and 507,358 shares abstained from voting. In addition, there were 968,345 broker non-votes.

Fourth, the Stockholders approved the adoption of the MediciNova, Inc. 2007 Employee Stock Purchase Plan. As a result of the voting, 6,017,101 votes were cast in favor; 33,600 votes were cast against; and 854,454 shares abstained from voting. In addition, there were 968,345 broker non-votes.

Fifth and lastly, the Stockholders approved an amendment to the MediciNova, Inc. Amended and Restated 2004 Stock Incentive Plan to increase the authorized number of shares of common stock of the Registrant that may be granted pursuant to the plan. As a result of the voting, 5,646,001 votes were cast in favor; 753,196 votes were cast against; and 505,958 shares abstained from voting. In addition, there were 968,345 broker non-votes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Executive Employment Agreement between the Registrant and Yuichi Iwaki, M.D., Ph.D., dated April 1, 2007
99.1	Transcript of the Registrant’s conference call held on March 29, 2007

3

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 4, 2007

MEDICINOVA, INC.

By:	/s/ Shintaro Asako
Shintaro Asako
Chief Financial Officer

4

EXHIBIT INDEX

Exhibit	Description
10.1	Executive Employment Agreement between the Registrant and Yuichi Iwaki, M.D., Ph.D., dated April 1, 2007
99.1	Transcript of the Registrant’s conference call held on March 29, 2007

5